Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266294

PROSPECTUS SUPPLEMENT NO. 12

(To the Prospectus dated September 21, 2022)

Up to 15,306,122 Ordinary Shares

This prospectus supplement supplements the prospectus, dated September 21, 2022 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266294). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale of up to 15,306,122 Ordinary Shares, $0.01 nominal value per share (the “Ordinary Shares”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”). The shares included in the Prospectus consist of Ordinary Shares that we may, in our discretion, elect to issue and sell to Yorkville, from time to time after the date of the Prospectus, pursuant to a standby equity purchase agreement we entered into with Yorkville on April 18, 2022 (the “SEPA”), in which Yorkville has committed to purchase from us, at our direction, up to $150,000,000 of our Ordinary Shares, subject to terms and conditions specified in the SEPA.

The Ordinary Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ALVO.” On January 20, 2023, the closing price of the Ordinary Shares on Nasdaq was $11.57. The Ordinary Shares are also listed on the Nasdaq First North Growth Market (“Nasdaq First North”) under the symbol “ALVO.”

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “foreign private issuer” under applicable SEC rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and are eligible for reduced public company disclosure requirements.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 12 is January 23, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Month of January 2023

Commission File Number: 001-41421

Alvotech

(Translation of registrant’s name into English)

9, Rue de Bitbourg,

L-1273 Luxembourg,

Grand Duchy of Luxembourg

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

☒  Form 20-F            ☐  Form 40-F

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Press Release

On January 23, 2023, Alvotech issued a notice of an unregistered offering for an aggregate investment amount of approximately $137 million. A copy of the notice is furnished as Exhibit 99.1 to this Report on Form 6-K.

Incorporation by reference

This Report on Form 6-K, including Exhibit 99.1, shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-266881) of Alvotech and to be a part thereof from the date on which this report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Notice dated January 23, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALVOTECH

Date: January 23, 2023	By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: General Counsel

Exhibit 99.1

Alvotech Completes $137 Million Private Share Placement

REYKJAVIK, ICELAND (January 23, 2023) — Alvotech (NASDAQ: ALVO), a global biotech company specializing in the development and manufacture of biosimilar medicines for patients worldwide, today announced the completion of a private placement of approximately $137 million, at current exchange rates, of its ordinary shares, par value $0.01 per share, (the “Shares”) at a purchase price of $11.57 per Share at current exchange rates. The Shares are expected be delivered from previously issued treasury shares held by Alvotech’s subsidiary, Alvotech Manco ehf.

The offer or sale of the Shares was made in an overseas directed offering directed solely into Iceland to professional clients or eligible counterparties in accordance with European Parliament and Council Directive 2014/65/EC, and in accordance with local laws and customary practices and documentation.

The Private Placement was initiated on January 19, 2023 and completed on January 22, 2023. Closing and settlement is expected on February 10, 2023, subject to customary closing conditions. Alvotech intends to use the net proceeds from the private placement offering for general corporate purposes.

This communication is being issued pursuant to and in accordance with Rule 135c under the U.S. Securities Act, is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities in the United States or elsewhere, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Shares have not been, and will not be, registered under the United States Securities Act, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Alvotech

Alvotech is a biotech company, founded by Robert Wessman, focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Alvotech seeks to be a global leader in the biosimilar space by delivering high quality, cost-effective products, and services, enabled by a fully integrated approach and broad in-house capabilities. Alvotech’s current pipeline contains eight biosimilar candidates aimed at treating autoimmune disorders, eye disorders, osteoporosis, respiratory disease, and cancer. Alvotech has formed a network of strategic commercial partnerships to provide global reach and leverage local expertise in markets that include the United States, Europe, Japan, China, and other Asian countries and large parts of South America, Africa and the Middle East. Alvotech’s commercial partners include Teva Pharmaceuticals, a US affiliate of Teva Pharmaceutical Industries Ltd. (US), STADA Arzneimittel AG (EU), Fuji Pharma Co., Ltd (Japan), Cipla/Cipla Gulf/Cipla Med Pro (Australia, New Zealand, South Africa/Africa), JAMP Pharma Corporation (Canada), Yangtze River Pharmaceutical (Group) Co., Ltd. (China), DKSH (Taiwan, Hong Kong, Cambodia, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan), YAS Holding LLC (Middle East and North Africa), Abdi Ibrahim (Turkey), Kamada Ltd. (Israel), Mega Labs, Stein, Libbs, Tuteur and Saval (Latin America) and Lotus Pharmaceuticals Co., Ltd. (Thailand, Vietnam, Philippines, and South Korea). Each commercial partnership covers a unique set of product(s) and territories. Except as specifically set forth therein, Alvotech disclaims responsibility for the content of periodic filings, disclosures and other reports made available by its partners. For more information, please visit www.alvotech.com. None of the information on the Alvotech website shall be deemed part of this press release.

Sæmundargata 15-19	Phone +354 422 4500	alvotech.media@alvotech.com
102 Reykjavík, Iceland		www.alvotech.com

Forward Looking Statements

Certain statements in this communication may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements generally relate to future events or the future financial operating performance of Alvotech and may include, for example, Alvotech’s expectations regarding its expected future business, financial performance, the satisfaction of the closing conditions, the closing date of the private placement offering, the use of proceeds from the private placement offering, and the settlement mechanics, including the origin of the Shares to be delivered upon Closing. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “aim” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Alvotech and its management, are inherently uncertain and are inherently subject to risks, variability, and contingencies, many of which are beyond Alvotech’s control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Alvotech or others following the business combination between Alvotech Holdings S.A., Oaktree Acquisition Corp. II and Alvotech; (2) changes in applicable laws or regulations; (3) the possibility that Alvotech may be adversely affected by other economic, business, and/or competitive factors; (4) Alvotech’s estimates of expenses and profitability; (5) Alvotech’s ability to develop, manufacture and commercialize the products and product candidates in its pipeline; (6) actions of regulatory authorities, which may affect the initiation, timing and progress of clinical studies or future regulatory approvals or marketing authorizations; (7) the ability of Alvotech or its partners to gain approval from regulators for planned clinical studies, study plans or sites; (8) the ability of Alvotech’s partners to conduct, supervise and monitor existing and potential future clinical studies, which may impact development timelines and plans; (9) Alvotech’s ability to obtain and maintain regulatory approval or authorizations of its products, including the timing or likelihood of expansion into additional markets or geographies; (10) the success of Alvotech’s current and future collaborations, joint ventures, partnerships or licensing arrangements; (11) Alvotech’s ability, and that of its commercial partners, to execute their commercialization strategy for approved products; (12) Alvotech’s ability to manufacture sufficient commercial supply of its approved products; (13) the outcome of ongoing and future litigation regarding Alvotech’s products and product candidates; (14) the potential impact of the ongoing COVID-19 pandemic on the FDA’s review timelines, including its ability to complete timely inspection of manufacturing sites; (15) the impact of worsening macroeconomic conditions, including rising inflation and interest rates and general market conditions, war in Ukraine and global geopolitical tension, and the ongoing and evolving COVID-19 pandemic on the Alvotech’s business, financial position, strategy and anticipated milestones; and (16) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents that Alvotech may from time to time file or furnish with the SEC. There may be additional risks that Alvotech does not presently know or that Alvotech currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the

Sæmundargata 15-19	Phone +354 422 4500	alvotech.media@alvotech.com
102 Reykjavík, Iceland		www.alvotech.com

forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Alvotech does not undertake any duty to update these forward-looking statements or to inform the recipient of any matters of which any of them becomes aware of which may affect any matter referred to in this communication. Alvotech disclaims any and all liability for any loss or damage (whether foreseeable or not) suffered or incurred by any person or entity as a result of anything contained or omitted from this communication and such liability is expressly disclaimed. The recipient agrees that it shall not seek to sue or otherwise hold Alvotech or any of its directors, officers, employees, affiliates, agents, advisors, or representatives liable in any respect for the provision of this communication, the information contained in this communication, or the omission of any information from this communication.

CONTACTS

Alvotech Investor Relations and Global Communications

Benedikt Stefansson

alvotech.ir[at]alvotech.com

Sæmundargata 15-19	Phone +354 422 4500	alvotech.media@alvotech.com
102 Reykjavík, Iceland		www.alvotech.com